Amendment to Share Exchange Agreement

This Amendment (this "Amendment") to that certain Share Exchange Agreement (the "Agreement"), dated as of April 29, 2013, by and among WMX Group Holdings, Inc.. ("WMX"), a Florida a corporation, Oxford City Football Club, LLC (“Oxford”), a Florida limited liability company and Thomas Guerriero, the sole member of Oxford is made effective as of this 3rd day of July, 2013 (the "Amendment Effective Date").

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement to change the consideration payable to Mr. Guerriero from 75,000 shares of Series A Convertible Preferred Stock to 75,000 shares of WMX’s common stock.

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, and intended to continue to be bound to the Agreement, as amended by this Amendment, the parties hereby agree as follows:

1. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. The term “Parent Shares,” as used throughout the Agreement, is hereby amended to mean 75,000 newly issued shares of common stock, par value, $0.0001 per share, of the Parent.

3. All other terms and conditions under the Agreement not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the parties. The Agreement or this Amendment may only be modified with prior written agreement from both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the last date written below, effective as of the Amendment Effective Date.

The Parent: WMX GROUP HOLDINGS, INC.

By: /s/ Thomas Guerriero

Name: Thomas Guerriero

Title: President

The Company: OXFORD CITY FOOTBALL CLUB, LLC

By: /s/ Thomas Guerriero

Name: Thomas Guerriero

Title: Manager

The Shareholder: /s/ Thomas Guerriero

Thomas Guerriero